Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of August 17, 2018, is by and between Key Energy Services, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), with its principal offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010, and Robert Saltiel (“Executive”).

Recitals

WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will enter into employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.    Term. The term of Executive’s employment hereunder by the Company will commence on August 20, 2018 or such earlier date mutually selected by the parties (the “Effective Date”) and will continue for three years thereafter (the “Initial Period”). Following the Initial Period, the term will automatically renew for one-year periods unless either party notifies the other party of nonrenewal at least 90 days prior to the end of the Initial Period or such one-year period (the Initial Period and any subsequent renewal periods, the “Employment Period”).

3.    Position and Duties. During the Employment Period, Executive will serve as President and Chief Executive Officer of the Company and will report to the Company’s board of directors (the “Board”). Executive will have those powers and duties normally associated with the position of President and Chief Executive Officer of a publicly traded company and such other powers and duties as may be prescribed by or at direction of the Board, provided that such other powers and duties are consistent with Executive’s position as President and Chief Executive Officer of the Company. Additionally, Executive will be appointed to the Board as of the Effective Date, and the Company will use its best efforts to cause Executive to be nominated for re-election to the Board at each annual meeting during the Employment Period. Executive will devote substantially all of Executive’s working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10(a), (b), (c) or (d) of this Agreement, to (a) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (b) serve, with the prior approval of the Board, on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.    Place of Performance. The place of employment of Executive will be at the Company’s offices in Houston, Texas.

5.    Compensation and Related Matters.

(a)    Base Salary. During the Employment Period, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of not less than (i) during fiscal year 2018, $750,000 and (ii) after fiscal year 2018, no less than $800,000. Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)    Annual Incentive Bonus. During the Employment Period, Executive will be entitled to receive an annual target incentive bonus of not less than 100% of Base Salary, payable in cash. The annual incentive bonus for fiscal year 2018 will be determined as a prorated portion (based upon the number of days from the Effective Date through the end of the fiscal year) of $750,000.

(c)    Annual Long-Term Incentive Awards. During the Employment Period, Executive will be eligible to receive annual grants under the Company’s long-term incentive compensation plans (the “LTI Plans”). With respect to the fiscal year 2018 annual grant, on or as soon as reasonably practicable following the Effective Date, the Company will grant Executive a number of time-vesting restricted stock units equal to (i) $1,250,000 divided by (ii) the closing price of a share of Company common stock on the New York Stock Exchange on the last trading date prior to the grant date, rounded down to the nearest whole number. The fiscal year 2018 annual grant will vest in equal annual installments on the first three anniversaries of the grant date, subject to continued employment with the Company through each vesting date, and will be granted on the form of award agreement attached hereto as Annex A. Thereafter, annual grants (A) will have a grant date target value of no less than $3,500,000 for fiscal year 2019 and $3,750,000 for fiscal year 2020, respectively, and thereafter annual grants will have a grant date target value of no less than $3,750,000, (B) will be in the form comprised of no less than fifty percent (50%) time-vesting and the remainder performance-vesting restricted stock units, as determined by the Board in its sole discretion, (C) will be subject to the terms of the applicable LTI Plan and award agreement, to the extent consistent with this Agreement, and (D) will be made on or before April 30 of each calendar year starting with the fiscal 2019 awards.

(d)    Special Sign-On Equity Award. On or as soon as reasonably practicable following the Effective Date, the Company will grant Executive a number of time-vesting restricted stock units (the “Initial RSU Award”) equal to (i) $2,000,000 divided by (ii) the closing price of a share of Company common stock on the New York Stock Exchange on the last trading date prior to the grant date, rounded down to the nearest whole number. The Initial RSU Award will vest in equal annual installments on the first three anniversaries of the grant date, subject to continued employment with the Company through each vesting date, and will be granted on the form of award agreement attached hereto as Annex A.

(e)    Benefits. During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. During the Employment Period, Executive will be entitled to the use of any club memberships that the Company may hold from time to time.

(f)    Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(g)    Vacation. Executive will be entitled to twenty business days of vacation annually, which number will be prorated for any fiscal year during the Employment Period for which Executive is employed for less than the entire fiscal year.

6.    Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)    Death. Executive’s employment hereunder will terminate upon his death.

(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Executive’s employment hereunder for “Disability.” During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment terminates.

(c)    Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)    gross negligence in the performance of his duties;

(ii)    willful, material failure to perform his duties (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) that Executive fails to remedy to the reasonable satisfaction of the Company within thirty days after written notice is delivered by the Company to Executive that sets forth the basis of Executive’s failure to perform his duties;

(iii)    willful engagement in conduct which is, or can reasonably be expected to be, materially injurious to the Company (monetarily or otherwise), including, but not limited to, a willful breach of the provisions of Section 10; or

(iv)    conviction of, or plea of guilty or no contest to, a misdemeanor involving moral turpitude or any felony.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “gross negligence” or “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.

(d)    Good Reason. Executive may terminate his employment for “Good Reason” upon the occurrence of any of the following events without Executive’s consent within two years following a Change in Control:

(i)    a material diminution in Base Salary (except in conjunction with an across-the-board base salary reduction that affects similarly situated employees of the Company), authority, duties or responsibilities from those in effect immediately prior to the date a Change in Control occurs;

(ii)    a move of more than fifty miles in the geographic location at which Executive must perform services from the location at which Executive was required to perform services immediately prior to the date a Change in Control occurs; or

(iii)    any other action or inaction by the Company that constitutes a material breach of this Agreement within two years following a Change in Control.

In order for a resignation to be considered a termination for Good Reason under this Agreement, (A) Executive must provide notice to the Company of the existence of one of the above events within ninety (90) days of the initial existence of such condition, (B) the Company must be provided thirty (30) days from the date of Executive’s notice to remedy that condition, if curable (the “Cure Period”), (C) the condition must not have been remedied by the Company during the Cure Period and (D) the termination must occur within one hundred and twenty (120) days of the initial existence of the condition giving rise to Good Reason.

(e)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7). In the event this Agreement does not automatically renew at the expiration of the Initial Period or a renewal period as a result of the Company providing notice of non-renewal as set forth in Section 2 of this Agreement, the non-renewal shall be treated as a termination of Executive’s employment by the Company without Cause and notice of same. This means that, notwithstanding this Agreement, with regard to the term of Executive’s employment, Executive’s employment with the Company will be “at will.”

(f)    Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.    Termination of Employment Procedure.

(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c) or (d). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within no more than 45 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason. If Executive’s employment is terminated by the Company for any reason other than death, Disability or Cause, during such notice period the Company may reassign Executive’s duties to another person or other persons which reassignment will in no event be deemed to constitute Good Reason.

(c)    Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, he will be deemed to resign (i) from the Board and from the board of directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries. Executive agrees to execute any resignation that the Company determines to be necessary or appropriate to give effect to this Section 7(c).

8.    Compensation upon Termination of Employment. This Section provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment. Except as provided in this Section 8, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of his employment, regardless of the reason for such termination.

(a)    Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will:

(i)    pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary and (B) any accrued and unused vacation pay through the Date of Termination;

(ii)    reimburse Executive as soon as practicable following the Date of Termination for any amounts due to Executive pursuant to Section 5(f) (unless such termination occurred as a result of misappropriation of funds); and

(iii)    provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) will be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company.

(b)    Qualifying CIC Termination; Qualifying Non-CIC Termination. If Executive’s employment is terminated (y) by the Company without Cause or by Executive for Good Reason, in either case within two years following a Change in Control (a “Qualifying CIC Termination”) or (z) by the Company without Cause other than within two years following a Change in Control (a “Qualifying Non-CIC Termination”), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, the Company will, subject to Section 8(e), provide to Executive (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits, (iv) the Equity Vesting Benefits and (v) the Outplacement Benefit.

(i)    The “Severance Amount” will be equal to:

(A)    if such termination is a Qualifying CIC Termination, three times the sum of Executive’s (x) current Base Salary, and (y) target annual incentive bonus; or

(B)    if such termination is a Qualifying Non-CIC Termination, two times the sum of Executive’s (x) current Base Salary, and (y) target annual incentive bonus.

(ii)    The “Pro Rata Bonus” will be equal to (A) if such termination is a Qualifying CIC Termination, the greater of Executive’s target annual incentive bonus or the annual incentive bonus earned in the year of termination based on actual performance or (B) if such termination is a Qualifying Non-CIC Termination, Executive’s annual incentive bonus earned in the year of termination based on actual performance, in either case multiplied by the number of days in the year of termination up to and including the Date of Termination and divided by 365.

(iii)    The “Medical Benefits” require the Company to provide Executive medical insurance coverage on the same basis (including the applicable cost of coverage) as that provided to other senior executives of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for two years following the Date of Termination. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(iv)    The “Equity Vesting Benefits” mean (A) with respect to the Initial RSU Award, full accelerated vesting on the Date of Termination and (B) with respect to all other awards outstanding under the LTI Plans, treatment in accordance with the terms of this Agreement and the applicable plan and award agreement, provided that such awards will vest upon a Qualifying CIC Termination (with performance-based awards earned based on assumed achievement of the greater of target performance or actual performance). In the event of a Qualifying Non-CIC Termination, Equity Vesting Benefits mean, with respect to time-vesting awards, full vesting of any such unvested units on the Date of Termination.

(v)    The “Outplacement Benefit” means the Company will pay for outplacement assistance of up to $15,000 in the aggregate over the two-year period following the Date of Termination.

(vi)    “Change in Control” means:

(A)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, unless immediately following such Business Combination: (y) the holders of the Company’s voting securities immediately prior to the Business Combination hold at least 60% of the total voting power of (1) the entity resulting from such Business Combination (the “Surviving Entity”) or (2) if applicable, the parent company that directly or indirectly has beneficial ownership of at least 95% of the voting power, and (z) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors (as defined below) at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(B)    the consummation of a sale of all or substantially all of the Company’s assets (other than to Platinum Equity Advisors, LLC or any of its affiliates (collectively, “Platinum”)); or

(C)    the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.

Notwithstanding anything to the contrary in this Agreement, no sale or other transfer of Company securities by Platinum in one or a series of related transactions, and no change in the composition of the Board as a result of any such transaction or series of related transactions, shall be deemed a Change in Control. “Incumbent Director” means an individual who is a member of the Board as of the date of this Agreement or who becomes a member of the Board subsequent to the date of this Agreement and whose election or nomination for election is approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company proxy statement in which such person is named as a nominee for director, without written objection to such nomination); provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director.

(c)    Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof.

(d)    Death. If Executive’s employment is terminated by his death, Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof.

(e)    Condition to Payment. As a condition to the payments and other benefits set forth in this Section 8 (other than payments and benefits provided in Section 8(a) hereof), Executive must execute a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement. Subject to Section 16 hereof, any lump sum payments provided pursuant to this Section 8 will be paid to Executive within thirty days after such Release becomes effective; provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, such payment will, subject to Section 16 hereof, be paid in January of the immediately following calendar year.

9.    Section 280G. In the event that any payments or benefits otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (x) reduction of cash payments; (y) reduction of vesting acceleration of equity awards; and (z) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

10.    Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a)    Confidential Information.

(i)    In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company, Executive will be provided with, and will have access to Confidential Information (as defined below). In consideration, and as a condition, of Executive’s receipt of and access to Confidential Information, and as a condition of the Company’s entry into this Agreement, Executive, both during the

Employment Period and thereafter, shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or with the express written consent of the Board. Executive shall follow all Company policies and protocols regarding the security of all documents and other material containing Confidential Information (regardless of the medium on which such Confidential Information is stored). This Section 10(a) shall apply to all Confidential Information, whether known or later to become known to Executive during the period that Executive is employed or affiliated with the Company.

(ii)    As used herein, “Confidential Information” means all non-public or proprietary information of, or related to, the Company, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that (A) are acquired by or disclosed to Executive during the period that Executive is or has been employed or affiliated with the Company (whether acquired or disclosed during business hours or otherwise and whether acquired or disclosed on the Company’s premises or otherwise) or (B) relate to the businesses or properties, products or services of the Company (including all such information relating to technical information, including engineering and scientific research, development, methodology, devices and processes; formulas and chemical compositions; blueprints, designs and drawings; financial information, budgets, projections and results; business and marketing plans, strategies, and programs; employee and contractor lists and records; business methods, and operating and production procedures; pricing, sales data, prospect and customer lists and information; supplier and vendor lists and information; terms of commercial contracts, as well as all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). Moreover, all documents, presentations, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, data, models and all other writings or materials of any type including or embodying any Confidential Information shall be the sole and exclusive property of the Company and is subject to the same restrictions on disclosure applicable to all Confidential Information as set forth above. Confidential Information does not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents or which was known to Executive prior to his employment with the Company.

(b)    Permitted Disclosure. Notwithstanding the foregoing, or any other provision of this Agreement:

(i)    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (y) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (z) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law;

(ii)    In the event Executive files a lawsuit for retaliation by the Company for Executive’s reporting of a suspected violation of law, Executive may (A) disclose a trade secret to Executive’s attorney and (B) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (y) files any document containing such trade secret under seal; and (z) does not otherwise disclose such trade secret, except pursuant to court order; and

(iii)    nothing shall prevent Executive from lawfully, and without obtaining prior authorization from the Company, (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (C) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (D) receiving an award for information provided to the SEC or any other Governmental Authority. Neither this Agreement nor any other agreement between Executive and the Company shall be construed or applied to require Executive to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 10(b), or to notify the Company of having engaged in any such conduct.

(c)    Non-Competition; Non-Solicitation.

(i)    As an inducement for the Company to hire Executive and enter into this Agreement, and in order to protect the Confidential Information, and the Company’s goodwill, Executive voluntarily agrees to the covenants set forth in this Section 10(c). Executive agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain activities, are reasonable in all respects and not oppressive and are a material and substantial part of the Company’s willingness to enter into this Agreement, and are intended and necessary to protect the Company’s Confidential Information, goodwill, and substantial and legitimate business interests.

(ii)    Executive agrees that during the Prohibited Period, Executive shall not, without prior written approval of the Company, directly or indirectly, for Executive, or on behalf of or in conjunction with any other person or entity of whatever nature:

(A)    engage in or carry on within the Market Area in competition with the Company or any of its subsidiaries in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (y) owning, managing, operating, becoming an officer or director of any person or entity primarily engaged in, or planning to primarily engage in, the Business in the Market Area in competition, or anticipated competition, with the Company, or (z) in the Market Area, joining, becoming employee or consultant of, or otherwise being affiliated with any person or entity primarily engaged in, or planning to primarily engage in, the Business in the Market Area in competition, or anticipated competition, with the Company (in each case, with respect to this clause (z), in any capacity in which

Executive’s duties are the same or similar to those performed for the Company) – for purposes of this provision, “primarily engage” means that at least twenty percent (20%) of the gross revenue of a person or entity’s business is from business directly competitive with the Business;

(B)    appropriate any Business Opportunity of, or relating to, the Company located in the Market Area;

(C)    within the Market Area, solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company with whom or which Executive had contact in the last twenty-four months of his employment with the Company or about whom or which Executive obtained Confidential Information to cease or lessen such customer’s or supplier’s business with the Company in the Business; or

(D)    solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company to terminate his, her or its employment or engagement therewith, excluding general advertisements and solicitations not targeted at the employees or contractors of the Company.

(E)    Notwithstanding the above-referenced limitations in Sections 10(c)(ii)(A), (B) and (C), such limitations shall not apply following the termination of Executive’s employment with the Company in those portions of the Market Area located within the State of Oklahoma. Instead, Executive agrees that, during the portion of the Prohibited Period that occurs after Executive is no longer employed by the Company, the restrictions on Executive’s activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Sections 10(a) and 10(c)(ii)(D) herein) shall be as follows: Executive will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company.

(iii)    For purposes of this Section 10(c), the following terms shall have the following meanings:

(A)    “Business” means the business and operations that are the same or similar to those performed by the Company and for which Executive obtained Confidential Information or had direct or indirect responsibilities during the Employment Period, which business and operations include (if Executive obtained Confidential Information or had direct or indirect responsibilities with respect to such business and operations on behalf of the Company during the Employment Period): rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, and fishing and rental services.

(B)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(C)    “Market Area” means: onshore land areas in the Continental United States in (y) each county in which Executive was based or performed material services on behalf of the Company; and (z) each of the following basins and oil and gas shale plays: Bakken, Barnett, Denver-Julesberg, Eagle Ford, Fayetteville, Granite Wash, Haynesville, Marcellus, Mississippi Lime, Niobrara, Permian, Powder River, SCOOP, STACK, Tuscaloosa, Williston, and Woodford; provided, however, a basin or play shall not be included within the Market Area if: (1) Executive had no direct or indirect responsibilities with respect to such basin or play during the last twenty-four months of Executive’s employment or engagement with the Company, or (2) Executive obtained no Confidential Information with respect the Company’s Business in such basin or play.

(D)    “Prohibited Period” shall mean the Employment Period and continuing for a period of twelve months following the end of the Employment Period.

(d)    Return of Confidential Information. Upon the termination of Executive’s employment with the Company, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information (including any Company-issued computer, mobile devise or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such document or other materials or property.

(e)    Validity. The terms and provisions of this Section 10 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 10 are reasonable in both duration and geographic scope and in all other respects. If for any reason any arbitrator or court of competent jurisdiction will find any provisions of this Section 10 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction and this Agreement shall thereby be reformed.

(f)    Specific Performance. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, Executive agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company, at law and equity.

(g)    Notice to New Employers. Before Executive either applies for or accepts employment with any other person or entity while any of Sections 10(a), (c) or (d) is in effect, Executive will provide the prospective employer with written notice of the provisions of this Section 10 and will deliver a copy of the notice to the Company.

(h)    Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

(i)    Third-Party Beneficiaries. Each of the subsidiaries and affiliates of Key Energy Services, Inc. that is not a signatory hereto shall be a third-party beneficiary of Executive’s representations, covenants and obligations set forth in this Section 10 and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.

11.    Indemnification and Directors’ and Officer’s Liability Insurance.

(a)    The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive will be defended, indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all claims, liabilities and expenses incurred or suffered by Executive in connection therewith, and such indemnification will continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and will inure to the benefit of his heirs, executors and administrators.

(b)    Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on the same terms as for the Company’s other officers.

12.    Successors; Binding Agreement.

(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive dies following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein will be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

13.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Address on file with the Company

If to the Company:

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Attention: General Counsel

14.    Miscellaneous.

(a)    Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b)    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflicts of laws principles which would cause the application of the domestic substantive laws of any other jurisdiction.

(c)    Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement.

15.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date.

16.    Section 409A Compliance.

(a)    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this

Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)    Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

(d)    Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A), any payment (or portion thereof) on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation, but which is subject to mandatory delay to comply with 409A, will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

17.    Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit his from entering into and performing under this Agreement or that would limit the performance his duties under this Agreement.

18.    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Key Energy Services, Inc.		EXECUTIVE

By:	/s/ Bryan Kelln	/s/ Robert Saltiel
	Bryan Kelln Director	Robert Saltiel

Annex A